                                                                   EXHIBIT 10.20


                                  OEM PURCHASE
                                      AND
                               TECHNOLOGY LICENSE
                                   AGREEMENT


     This Agreement dated as of February 19, 1997, is by and between LeCroy Corporation ("LeCroy"), a Delaware corporation with its principal executive offices at 700 Chestnut Ridge Road, Chestnut Ridge, New York 10977, and Guzik Technical Enterprises ("Guzik"), a California corporation with its principal executive offices at 4620 Fortran Drive, San Jose, California 95134.

     Certain capitalized terms used and not otherwise defined on first usage herein are defined in Section 12 hereof.

     LeCroy and Guzik hereby agree as follows:

     1.   PURCHASE AND SALE OF LICENSED PRODUCTS.

     (A)  PURCHASE ORDERS.

     Guzik will provide LeCroy with non-binding quarterly forecasts, on a rolling basis, of its best estimates of its purchases for Licensed Products for the following four calendar quarters. On a quarterly basis, Guzik will place orders for Licensed Products for the following quarter using its standard form of purchase order, specifying the desired delivery destination and date (typically at least 90 days later). LeCroy will use commercially reasonable efforts to fill all Guzik purchase orders, including those calling for delivery within 90 days and/or in excess of Guzik's forecasted purchases for such quarter. The terms and conditions of sale set forth in this Agreement will prevail over and control any additional or different terms set forth in any Guzik purchase order or LeCroy acceptance and/or any course of dealing or usage of trade.

     (B) DELIVERIES. In addition to Licensed Products purchased by Guzik under separate purchase orders, Guzik will purchase and LeCroy will sell Licensed Products to Guzik as follows:

          (i) LeCroy will deliver two Chip Sets to Guzik, without charge, on or before March 17, 1997. Such Chip Sets will have the appropriate physical configuration, but may not be functional.

          (ii) LeCroy will deliver five prototype Chip Sets to Guzik as soon as is reasonably practicable following the date hereof, which delivery is expected to occur around April 18, 1997, but in any event will occur by July 10, 1997.

     Such Chip Sets will be partially tested and may not meet all of the Specifications.

          (iii) LeCroy will deliver 50 fully functional production Chip Sets to Guzik on or before June 27, 1997.

     (C) TESTING. LeCroy will test production Licensed Products shipped to Guzik using the same test procedures as LeCroy uses to test Licensed Products used by LeCroy internally or in products sold to other customers, with such modifications as LeCroy and Guzik may agree upon in order to meet the requirements of Guzik's applications.

     (D) DELIVERY DELAYS. LeCroy will use commercially reasonable efforts to deliver in a timely manner the Licensed Products called for by Guzik's purchase orders. LeCroy will give Guzik prompt notice of any anticipated delivery delays or anticipated unavailability or shortage of Licensed Products. In addition, in the event that (because of inability to obtain components or other supplies from third parties, or otherwise) LeCroy determines to discontinue production of any Licensed Product, LeCroy will give Guzik prompt notice of such determination (as promptly as practicable, preferably at least one year, but in any case at least six months, before the effective date of such discontinuance), and will use commercially reasonable efforts to fill all "stock-up" orders as Guzik may place for such Licensed Product. In the event of any discontinuance or other unavailability of any Licensed Product, LeCroy will inform Guzik of any potential substitute products available from LeCroy, and will provide information and consulting to Guzik with respect to the use of such products on terms to be mutually agreed upon.

     2. GUZIK MANUFACTURING RIGHTS. In the event that LeCroy discontinues any Licensed Product or fails to deliver Licensed Products ordered by Guzik (and not in excess of Guzik's forecasted purchases for the relevant quarter) within (i) with respect to any delivery due in calendar year 1997, 120 days, or (ii) with respect to any delivery due after calendar year 1997, 90 days, after the due date for delivery thereof, then Guzik will thereafter have an irrevocable, perpetual, non-royalty-bearing, non-transferable license to use and sublicense others (subject to each such sublicensee's agreeing to be bound by the provisions of the Confidentiality Agreement) to use the LeCroy Technology and any Improvements, in each case to produce Licensed Products solely for such uses for which Guzik would be entitled hereunder to use Licensed Products purchased from LeCroy. (Guzik understands and acknowledges that such license does not include any license in respect of any third-party intellectual properties or other proprietary rights, which may be required in order to produce Licensed Products.) Such license will be Guzik's sole remedy in respect of any failure to deliver Licensed Products.

     During any period in which such license may be in effect, upon Guzik's request LeCroy will provide to Guzik copies of all readily available information in

LeCroy's possession or control that may be helpful to Guzik and/or any of its sublicensees in understanding and practicing the LeCroy Technology and any Improvements pursuant to such license or any sublicense thereof. All information so provided to Guzik or any such sublicensee will be covered by and subject to the Confidentiality Agreement, and LeCroy will incur no liability to Guzik or any such sublicensee or any other person by reason of its providing any such information.

     3. PRICING AND PAYMENT. The prices at which LeCroy will sell Licensed Products to Guzik will be 250% of LeCroy's cost-of-goods-sold in respect of such products, as determined in accordance with the following sentence. For purposes of this Agreement, LeCroy's cost-of-goods-sold in respect of any Licensed Product will consist of its direct materials and direct labor costs, including 112% of the costs of any direct materials and/or direct labor obtained from third parties, but in no event including any costs of research-and-development or other overhead costs. Such prices are FOB origin, and are exclusive of any applicable duties, taxes, etc. (other than any tax imposed in respect of LeCroy's income), which will be Guzik's responsibility. LeCroy will provide Guzik with its best estimates of prices for Licensed Products within ten business days following the date of execution of this Agreement, and from time to time will update such estimates as better or more recent information becomes available.

     The price to Guzik for a single-channel, two gigasample/second Chip Set with four megabytes of memory is anticipated by the parties to be about $2,750, but in any event will not exceed $3,000 unless otherwise agreed by the parties. In the event that LeCroy makes any functional improvements to Licensed Products that cause a material change in LeCroy's cost-of-goods-sold of such products, LeCroy will make such improved Licensed Products available to Guzik under this Agreement, but such $3,000/Chip Set limitation will not apply, and LeCroy and Guzik will negotiate in good faith to determine appropriate pricing for the improved Licensed Products. In any event, LeCroy and Guzik will meet at least once a year during the term of this Agreement to discuss possible arrangements for further exchange of technology, through licensing or purchase and/or other technology-sharing arrangements, but neither party will be obligated to enter into any such arrangement not acceptable to it, in its discretion.

     LeCroy will keep complete and accurate records in sufficient detail to enable its cost-of-goods-sold of Licensed Products sold to Guzik by it hereunder to be determined, and at Guzik's request, from time to time will provide Guzik with information relevant to such determination. Guzik will be permitted, at its own expense and upon reasonable prior notice, to have such determination verified by an independent certified public accounting firm of its selection (but not more than once in any twelve-month period). LeCroy will make available to such accounting firm (subject to reasonable confidentiality restrictions), during normal business hours at its place(s) of business where such records are customarily kept, all records pertinent to such verification.

     Invoices for Licensed Products will be issued upon shipment to Guzik. All invoices are due and payable 30 days from invoice date unless otherwise agreed by the parties.

     4. ADDITIONAL PAYMENTS. In addition to paying for Licensed Products as described above, Guzik will make the following non-refundable payments to
LeCroy:

     (a) In consideration of LeCroy's execution of this Agreement, Guzik will pay LeCroy $1,000,000 upon execution of this Agreement and another $1,000,000 within 30 days after LeCroy delivers to Guzik the prototypes called for by
Section 1(b)(ii) hereof.

     (b) Within 30 days after LeCroy delivers 50 fully functional production Chip Sets to Guzik pursuant to Section 1(b)(iii) hereof, Guzik will pay $500,000 to LeCroy in payment for such Chip Sets and as a non-refundable advance against Guzik's future purchases of Licensed Products from LeCroy.

     5.  EXCLUSIVITY; GUZIK'S FIELD OF USE.

     (A) EXCLUSIVITY. For so long as this Agreement is in effect, LeCroy will not use Licensed Products in Guzik's Field of Use, or sell them to any person (other than Guzik) for use in Guzik's Field of Use, but with respect to the calendar year 1998 and each subsequent calendar year, if in any such calendar year Guzik fails to purchase at least $1,000,000 worth of Licensed Products from LeCroy (except to the extent that such failure is caused by LeCroy's failure to deliver Licensed Products ordered by Guzik and not in excess of Guzik's forecasted purchases), then these exclusivity limitations will terminate in their entirety.

     (B) GUZIK'S FIELD OF USE. Guzik will not, and will not permit any of its sublicensees, subsidiaries, or other affiliates, (i) to use any Licensed Product except for its own internal use in Guzik's Field of Use, (ii) except pursuant to
Section 2 ("Guzik Manufacturing Rights,,) hereof, to reverse-engineer or copy any Licensed Product, or (iii) to sell any Licensed Product to any other person except as part of, or for use in repairing or servicing, products incorporating Licensed Products.

     (C) USE OF LECROY NAME. Guzik and its sublicensees will include an acknowledgment (in a form to be agreed to by Guzik and LeCroy) of use of LeCroy's technology and products in the product literature and packaging used in connection with Guzik's products incorporating Licensed Products. Neither Guzik nor any of its sublicensees or any of their respective customers will have any rights in or to LeCroy's names or trademarks, and any use thereof by Guzik and/or its sublicensees and/or their respective customers will inure to the benefit of LeCroy.

     (D) EQUITABLE RELIEF. Each of the parties hereby (and any sublicensee of Guzik hereunder, by its acceptance of such sublicense) acknowledges that any breach by it of its obligations under this Section 5 would cause substantial and irreparable damage to the other party, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that the other party will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

     6. INFORMATION; CONSULTING. Promptly following execution of this Agreement, and from time to time thereafter for so long as this Agreement continues in effect, LeCroy will provide to Guzik copies of all readily available information in LeCroy's possession or control that may be helpful to Guzik to support Guzik's design program or to use Licensed Products in Guzik's Field of Use, including block diagrams, schematics, test procedures and results, parts lists, physical dimensions, pinouts, timing diagrams, heat dissipation information, cooling requirements, and salient electrical characteristics, and upon Guzik's request, will provide supplemental performance data reasonably necessary for Guzik's applications.

     In addition, for the remainder of 1997, LeCroy at Guzik's request will provide Guzik with up to eight hours per week of engineering consulting services to assist Guzik in using the Licensed Products in Guzik's Field of Use. Guzik will promptly reimburse LeCroy for reasonable out-of-pocket expenses (including travel and lodging, if applicable) incurred in connection with such services, against appropriate documentation, but will not be obligated to pay any further compensation for such consulting services. All information so provided to Guzik (including in connection with such consulting services) will be covered by and subject to the Confidentiality Agreement, and LeCroy will incur no liability to Guzik or any other person by reason of its providing any such information and/or consulting services.

     7. INTELLECTUAL PROPERTIES. LeCroy will own all rights, titles, and interests in and to the LeCroy Technology and any Improvements, and except as specifically provided in Section 2 ("Guzik Manufacturing Rights") hereof, neither Guzik nor any of its sublicensees will have any rights or license in respect of the LeCroy Technology or the Improvements. Guzik will cooperate and cause its sublicensees to cooperate with LeCroy and will execute and deliver and cause its sublicensees to execute and deliver such documents (including patent applications) and/or take such other actions as LeCroy may reasonably request in order to confirm or perfect such rights, titles, and interests, all at LeCroy's expense. The parties may decide to pursue joint development activities, and if so, will first negotiate in good faith to determine their respective intellectual property rights in respect of any resulting joint developments.

     8. REPRESENTATIONS. Each of LeCroy and Guzik represents and warrants to the other as follow:


     (a) It is a corporation duly organized and validly existing under the laws of the State of Delaware, in the case of LeCroy, or California, in the case of Guzik, and has full power to execute, deliver, and perform its obligations under this Agreement. It has duly taken all corporate action necessary on its part to enable it to execute and deliver this Agreement and perform its obligations hereunder.

     (b) No governmental or other third-party consent or approval not already obtained and in effect is required in connection with its execution, delivery, and performance of its obligations under this Agreement.

     (c) This Agreement is its binding obligation, enforceable in accordance with its terms. It has the unencumbered right to enter into this Agreement and to fulfill its duties hereunder. It is not, and will not become, bound by any agreement in conflict herewith.

     (d) It will comply with all applicable laws and other legal requirements (including export control laws) in connection with the transactions contemplated by this Agreement.

     9. LECROY WARRANTIES. LeCroy warrants that Licensed Products sold by LeCroy to Guzik hereunder will be free from defects in material and workmanship and will conform to the Specifications for a period of 18 months from the date of shipment by LeCroy. LeCroy will honor this warranty by, at its option, either repairing or replacing defective or nonconforming Licensed Products or refunding the price paid by Guzik to LeCroy for such products. This warranty is contingent upon proper use of Licensed Products and does not apply to Licensed Products that have been modified without LeCroy's approval or which have been subjected to unusual and extreme physical or electrical stress, accident, neglect, or misuse.

     10.  NO IMPLIED WARRANTIES; LIMITATIONS OF LIABILITY.  EXCEPT FOR THE
          -----------------------------------------------
EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 8 AND 9 HEREOF, EACH OF LECROY AND GUZIK DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER LECROY NOR GUZIK WILL BE LIABLE FOR LOSS OF PROFITS OR OTHER INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR OTHER SIMILAR DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER GROUNDED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT

LIABILITY) OR OTHERWISE.  IN NO EVENT WILL LECROY'S
LIABILITY (OTHER THAN PURSUANT TO SECTION 11(B) HEREOF) EXCEED THE AMOUNT PAID TO LECROY FOR THE LICENSED PRODUCT GIVING RISE TO SUCH LIABILITY.

     11. INDEMNIFICATION.

     (a) Subject to the limitations set forth herein, each of the parties will indemnify the other party from and against any and all claims, suits, damages, liabilities, costs, and expenses, including court costs and reasonable attorneys' fees, arising out of any breach of this Agreement by the indemnifying party.

     (b) At its expense, LeCroy will settle or defend and pay all damages (including incidental and consequential damages) and costs finally awarded in any action brought against Guzik, to the extent that (i) the action is based on a claim that the LeCroy Technology infringes any patent, mask work, copyright, trade secret, or other intellectual property or similar proprietary rights of any third party, and (ii) such infringement or alleged infringement does not arise out of a combination of the LeCroy Technology or any Improvements with, or the addition of the LeCroy Technology or any Improvements to, technologies, components, or products not supplied by LeCroy, or from any modification of the LeCroy Technology or any Improvements.

     (c) At its expense, Guzik will settle or defend and pay all damages (including incidental and consequential damages) and costs finally awarded in any action brought against LeCroy based on a claim of infringement of any patent, mask work, copyright, trade secret, or other intellectual property or similar proprietary rights of any third party, but only to the extent that:

         (i) such infringement or alleged infringement is caused by a combination of the LeCroy Technology or any Improvements with, or the addition by Guzik or any of its sublicensees of the LeCroy Technology or any Improvements to, technologies, components, or products not supplied by LeCroy, or from any modification by Guzik or any of its sublicensees of the LeCroy Technology or any Improvements; provided, that such infringement or alleged infringement would not have occurred but for such combination, addition, or modification by Guzik of such sublicensee, and further provided, that LeCroy will have no right to indemnification by Guzik, and will remain responsible to indemnify Guzik under
Section 11(b) hereof, to the extent that such infringement or alleged infringement is caused by the LeCroy Technology or any Improvements standing alone; and/or

         (ii) such claim is that by entering into and/or performing its obligations under this Agreement (including by granting the license under Section 2 hereof and/or rendering consulting services to Guzik), LeCroy has induced, aided, abetted, or contributed to such infringement or alleged infringement, provided, that LeCroy will have no right to indemnification by Guzik, and will remain responsible to indemnify Guzik under Section 11(b) hereof, to the extent that such infringement or alleged infringement is caused by the LeCroy Technology or any Improvements standing alone.

     (d) In the event that a party entitled to indemnification hereunder (an "Indemnified Party") desires to make a claim for indemnification against the other party (the "Indemnifying Party") in connection with any third-party litigation, arbitration, action, suit, proceeding, claim or demand at any time instituted or made upon it for which it may seek indemnification hereunder (a "Third-Party Claim"), the Indemnified Party will notify the Indemnifying Party of such Third-Party Claim and of its claims for indemnification with respect thereto, provided, that failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 11 except to the extent, if at all, that the Indemnifying Party is actually prejudiced thereby. Upon receipt of such notice, the Indemnifying Party will be entitled to assume the defense of such Third-Party Claim, and in the case of such an assumption, the Indemnifying Party will have the authority to negotiate, compromise, and settle such Third-Party Claim, provided, that the Indemnifying Party will not agree to any settlement of such Third-Party Claim that does not include an unconditional release of all liability of the Indemnified Party with respect to such Third-Party Claim. The Indemnified Party will retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by the Indemnifying Party hereunder, but the Indemnified Party will bear and be solely responsible for its own costs and expenses in connection with such participation unless the representation of the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate because of an actual and substantial conflict of interest between such persons.

     12. CERTAIN DEFINITIONS.  For purposes of this Agreement:

     "Confidentiality Agreement" means the confidentiality letter agreement between LeCroy and Guzik dated as of October 9, 1996.

     "Guzik's Field of Use" means use of Licensed Products only in dedicated instruments for mass storage devices and their components, including disk drive certification, optical and magnetic media certification, testing of optical and magnetic heads, servo-track writing, and certification of tape drives (i.e., instruments designed and sold solely for such purposes, and which are not readily usable for other purposes).

     "Improvements,, means any inventions, modifications, improvements, or developments with respect to Licensed Products, regardless of whether patentable, relating to or based on the LeCroy Technology, whether developed by LeCroy and/or Guzik or otherwise.

     "LeCroy Technology,, means all intellectual properties (regardless of whether patented, patentable, subject to legal protection as mask works, or otherwise), technologies, trade secrets, know-how, and other proprietary information of LeCroy that is incorporated or embodied in, and/or used in producing, any Licensed Product.

     "Licensed Product" means any of the following components (including, if Guzik so requests, "depopulated" versions of such components) and/or improved or substituted versions of such components (other than "new generation" improvements resulting in substantially increased functionality) that may be available from LeCroy from time to time, and "Licensed Products" means any two or more of such components. A "Chip Set" means items 1 through 4 below.

         1. HFE428 front end multi-chip module incorporating MFE437 custom integrated circuit in combination with discrete components.

         2. MSY435 and HSY425 "switch yard" multi-chip module incorporating four MSY435 integrated circuits.

         3. HAM421 multi-chip module containing four MAD422 500-megasamples/second analog-to-digital converters and two MSH432 dual sample-and-hold integrated circuits plus various discrete components.

         4. HMM434 acquisition memory multi-chip module including four MAM424 memory modules.

     "Person" (regardless of whether capitalized) means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture, or proprietorship.

     "Sell," "sold," "sale," and "sales" (regardless of whether capitalized), when used with reference to sales of Licensed Products by LeCroy or Guzik to other persons, refer also to selling, licensing as licensor, leasing as lessor, or otherwise transferring or disposing of Licensed Products.

     "Specifications" means the specifications for Licensed Products set forth in the documentation delivered by LeCroy to Guzik and captioned as follows. From time to time LeCroy will update the Specifications as better or more recent information becomes available.

     LeCroy MFE415 user doc (January 20, 1997).
     LeCroy MFE437 Rev A (January 21, 1997).
     Philips OM5180X Device Specification (October 1995).
     Philips OM5180X - MAD 422, 2nd redesign (January 15, 1997).
     LeCroy MSH432 Preliminary (November 22, 1996).
     LeCroy MSY435 Preliminary rev A characterization (February 3, 1997, last modification).
     LeCroy MSY Preliminary Data (November 6, 1996, last modification).

     13. NOTICES. All notices, requests, payments, instructions, or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed to the receiving party at its address set forth in the first paragraph of this Agreement (or to such other address as the receiving party may have furnished to the sending party for this purpose).

     14. CAPTIONS. The caption of this Agreement and those of the sections and subsections hereof are for reference only and will not affect the interpretation or construction of this Agreement.

     15. CONSTRUCTION. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

     16. WAIVERS; AMENDMENTS; TERMINATION. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. This Agreement may be amended and/or terminated only by a writing signed (in counterparts or otherwise) by both parties. The provisions of Sections 5 ("Exclusivity; Guzik's Field of Use"), 7 ("Intellectual Properties"), 8 ("Representations"), 9 ("LeCroy Warranties"), 10 ("No Implied Warranties; Limitations of Liability"), 11 ("Indemnification"), and 12-23 (various "boilerplate" provisions) will survive any termination of this Agreement, as will the parties' respective rights and obligations in respect of any breach of this Agreement occurring before such termination.

     17. NON-SOLICITATION. The parties agree for so long as this Agreement is in effect, and for a period of one year thereafter, neither party will solicit or hire engineering or technical personnel (or former personnel) of the other party.

     18. ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement (which will survive both the execution and any termination of this Agreement and will continue to cover all information exchanged by the parties in connection with the transactions contemplated by this Agreement), constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and terminates all prior agreements, arrangements, understandings and communications, whether oral or written, between them, including without limitation their Memorandum of Understanding dated as of February 10, 1997.

     19. RELATIONSHIP OF PARTIES. Nothing contained in this Agreement will create a joint venture, partnership, agency, or similar endeavor or relationship between the parties. Each party will act solely as an independent contractor and neither party will have or hold itself out as having any right, power, or authority to bind or act on behalf of the other.

     20. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

     21. NO ASSIGNMENT OR THIRD-PARTY BENEFICIARIES, ETC. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns, and will not confer any rights or remedies on any other person. Neither party may assign its rights or delegate its obligations hereunder without the written consent of the other party, and any attempt to do so will be void and will be a material breach of this Agreement entitling the other party, in addition to any other remedies to which it may be entitled, to terminate this Agreement. A merger or consolidation involving either party hereto (other than a merger or consolidation of a party solely with one or more of its wholly owned subsidiaries) will be deemed to be an assignment for purposes of this section.

     22. GOVERNING LAW. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of laws).

     23. PRESS RELEASE. Promptly following the execution of this Agreement, LeCroy and Guzik will cooperate to create and issue one or more mutually acceptable press releases with respect to this Agreement and the transactions contemplated hereby.


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

     IN WITNESS WHEREOF, each of LeCroy and Guzik has executed and delivered this Agreement as of the date first above written.

LECROY CORPORATION              GUZIK TECHNICAL
                                ENTERPRISES

By /s/ Lutz P. Henckels         By /s/ Nahum Guzik
   --------------------            ---------------
   Lutz P. Henckels                Nahum Guzik
   President and                   President and
   Chief Executive Officer         Chief Executive Officer